Exhibit 77Q1(e)

Amendment to Investment Advisory Agreement

This amendment (this “Amendment”) is made as of September 30, 2013 by and between Sentinel Group Funds, Inc. (the “Corporation”) and Sentinel Asset Management, Inc. (the “Advisor”) and amends the Investment Advisory Agreement by and between the Corporation and the Advisor (as successor to Sentinel Advisors Company) dated March 1, 1993, as amended and restated as of April 4, 2008, as further amended as of December 17, 2010 (the “Agreement”).

WHEREAS, the Corporation and the Advisor have agreed to amend Paragraph 3 of the Agreement (“Compensation of Advisor”) (i) to conform the advisory fee schedule applicable to the Growth Leaders Fund, a series of the Corporation, to the advisory fee schedule applicable to the Capital Growth, Common Stock, International Equity, Mid Cap, Small Company, Sustainable Core Opportunities and Sustainable Mid Cap Opportunities Funds, each a series of the Corporation (together, the “Equity Funds”), resulting in a lower advisory fee schedule applicable to the Growth Leaders Fund than currently in effect, and (ii) to update Paragraph 3 to reflect the current names of the funds covered by the Agreement.

WHEREAS, the Board of Directors of the Corporation, including the Independent Directors, have approved the modifications to the advisory fee schedule as reflected in this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto hereby agrees as follows:

1.   Amendment to Paragraph 3: Paragraph 3 of the Agreement is hereby deleted and replaced with Paragraph 3 as reflected on Exhibit A hereto.

2.    Remaining Provisions. Except as amended hereby, the Agreement shall remain unchanged and continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement effective as of the date first set forth above.

SENTINEL GROUP FUNDS, INC.	SENTINEL ASSET MANAGEMENT, INC.

____________________________	_____________________________
Thomas H. Brownell	Thomas H. Brownell
President & Chief Executive Officer	President & Chief Executive Officer

Exhibit A

3.      Compensation of Advisors

As compensation in full for services rendered under this Agreement, Funds will pay to Advisor a monthly fee determined as follows:

Fund	Fee
Balanced

0.55% per annum on the first $200 million of its average daily net assets; 0.50% per annum on the next $200 million of such assets; 0.45% per annum on the next $600 million of such assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% per annum on such assets over $2 billion

Capital Growth Common Stock Growth Leaders International Equity Mid Cap Small Company Sustainable Core Opportunities Sustainable Mid Cap Opportunities	0.70% per annum on the first $500 million of each Fund’s average daily net assets; 0.65% per annum on the next $300 million of such assets; 0.60% per annum on the next $200 million of such assets; 0.50% per annum on the next $1 billion of such assets; and 0.40% of such assets over $2 billion
Georgia Municipal Bond	0.45% per annum on the first $1 billion of the Fund’s average daily net assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% on such assets in excess of $2 billion
Government Securities(1) Short Maturity Government(1)

0.55% per annum on the first $200 million of the Funds’ average daily net assets; 0.50% per annum on the next $200 million of such assets; 0.45% per annum on the next $600 million of such assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% on such assets in excess of $2 billion

Total Return Bond	0.55% per annum on the first $200 million of the Fund’s average daily net assets; 0.50% per annum on the next $200 million of such assets; 0.45% per annum on the next $600 million of such assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% on such assets in excess of $2 billion

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(1)When determining the breakpoint for the advisory fee for the Government Securities Fund, its assets are aggregated with the Short Maturity Government Fund. In determining the breakpoint for the advisory fee for the Short Maturity Government Fund, its assets are aggregated with the Government Securities Fund.

The amounts payable to Advisor shall be based upon the value of the net assets as of the close of business each day. Such amounts shall be paid monthly.